UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2011

Warner Music Group Corp.

(Exact name of Co-Registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Co-Registrant’s telephone number, including area code: (212) 275-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Co-Registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On July 6, 2011, at a special meeting (the “Special Meeting”) of stockholders of Warner Music Group Corp. (the “Company”), the Company’s stockholders approved the proposal to adopt the Agreement and Plan of Merger, dated May 6, 2011 (the “Merger Agreement”), by and among the Company, Airplanes Music LLC, a Delaware limited liability company (“Parent”), and Airplanes Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for the merger of Merger Sub into the Company on the terms and subject to the conditions set forth therein, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). The stockholders of the Company also approved the proposal to approve, on an advisory (non-binding) basis, certain agreements or understandings with and items of compensation payable to the Company’s named executive officers that are based on or otherwise related to the Merger (the “golden parachute” compensation). Finally, the proposal to adjourn the Special Meeting if necessary or appropriate to solicit additional proxies if there were insufficient votes at the time of the Special Meeting to adopt the Merger Agreement was not submitted for a vote.

The issued and outstanding shares of stock of the Company entitled to vote at the Special Meeting consisted of 155,965,179 shares of common stock. Set forth below, with respect to each such proposal, are the number of votes cast for or against and the number of abstentions.

Proposal 1: Adopt the Merger Agreement

For	Against	Abstain
145,819,757	165,810	116,005

Proposal 2: Approve on Advisory (Non-Binding) Basis, “Golden Parachute” Compensation

For	Against	Abstain
137,738,124	7,755,049	608,399

Item 8.01	Other Events.

A copy of the press release issued by the Company regarding the results of the Special Meeting is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit

99.1	Press Release, dated July 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the co-registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

WARNER MUSIC GROUP CORP.

BY:	/s/ Paul Robinson
Paul Robinson EVP and General Counsel

Date: July 6, 2011

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release, dated July 6, 2011.